Exhibit 10.56

Summary Compensation for Non-Employee Directors

PC Connection, Inc.’s (the “Company’s”) non-employee directors currently consist of: (i) Bruce Barone; (ii) Joseph Baute; and (iii) Donald Weatherson. In 2005, non-employee directors of the Company received an annual retainer. In addition to this retainer, non-employee directors were entitled to receive a fee for each regularly scheduled board meeting attended in person and a fee for each committee meeting attended. The table below sets forth the annual retainer, per board meeting fees and per committee meeting fees paid to our non-employee directors in 2005:

Director	Annual Retainer(1)		Fee Per Board Meeting Attended	Fee Per Committee Meeting Attended(3)
Bruce Barone	$22,000		$1,500	$1,500
Joseph Baute	$22,000		$1,500	$1,500
Donald Weatherson	$12,833	(2)	$1,500	$1,500

(1)	In addition, the non-employee directors receive reimbursement for all reasonable expenses incurred in attending board and committee meetings.

(2)	Represents the pro-rata portion of a $22,000 annual retainer commencing on June 9, 2005.

The Company did not grant any stock options to non-employee directors in 2005.